Letter Agreement

To:

Astral Investments Trust

20550 Maxim Parkway

Orlando,  FL 32833-3933

Dear Board Members:

You have engaged us to act as the investment adviser to the Astral U.S. Fund and the Astral Global Fund (the “Funds”) pursuant to Investment Advisory Agreements dated as of February 6, 2008.

Effective March 1, 2009 through December 31, 2009, we hereby contractually agree to waive any positive adjustment to the variable advisory fee to which the Adviser may be entitled.

Very truly yours, CROWN JEWEL CONCEPTS, LLC By: _/s/ John Robert Jones _____ John Robert Jones, Jr., President/ Managing Member

Acceptance

The foregoing Agreement is hereby accepted.

ASTRAL INVESTMENTS TRUST By: _/s/ John Robert Jones _____ John Robert Jones, Jr., President